EXHIBIT 99.1

For Immediate Release

OPENTV ANNOUNCES THAT DISCUSSIONS TO EXTEND

WINK AGREEMENT WITH DIRECTV HAVE ENDED

SAN FRANCISCO, CA, and TULSA, OK, November 13, 2003 – OpenTV (NASDAQ-NMS and Euronext Amsterdam: OPTV), one of the world’s leading interactive television companies, announced this morning that, after the conclusion of Wednesday’s third quarter earnings call, DirecTV notified OpenTV that it would not extend its carriage agreement with OpenTV’s subsidiary, Wink Communications, on the terms last offered by OpenTV. The agreement will expire by its terms on December 22, and OpenTV expects to deactivate approximately 10.4 million of its Wink-enabled set top boxes currently deployed in DirecTV’s network. For the nine months ended September 30, 2003, OpenTV’s revenues attributable to Wink-enabled set top boxes deployed in DirecTV’s network, such as fees from advertising, programming and licensing relationships, were approximately $1.0 million, representing approximately 2% of OpenTV’s revenues for that nine month period.

“We were not prepared to renew our DirecTV agreement on terms that were neither economically viable nor in the long-term best interests of our company,” said James Ackerman, CEO of OpenTV. “We prefer to focus our resources and efforts on other opportunities that have the potential for long-term benefits to OpenTV. We believe the capabilities we acquired through Wink that enable us to provide pro-synchronous enhanced TV, interactive advertising and commerce remain important to our strategy to offer these services domestically and abroad. We remain the most extensively deployed interactive television platform in the United States through our relationships with EchoStar Communications and Charter Communications.”

Cautionary Language Regarding Forward-Looking Information

The foregoing information contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors. In particular, factors that could cause our actual results to differ include risks related to: market acceptance of interactive television services and applications such as ours; delays in the development or introduction of new applications and versions of our service; technical difficulties with networks or operating systems; our ability to manage our resources effectively; changes in technologies that affect the television industry; and the protection of our proprietary information. These and other risks are more fully described in our periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission’s web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about our company for a more informed overview of our company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About OpenTV

One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 70 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV’s technology platforms enable interactive television to over 48 million set top boxes on 43 different networks worldwide; 20 million in the U.S. alone. OpenTV has developed over 340 games that are currently available to over 13 million subscribers on 7 networks. OpenTV has developed 25 applications in nine languages. OpenTV has ported its various technologies to 36 set top box manufacturers around the world. OpenTV holds 1,010 issued and pending patents with over 42,000 claims including 383 issued patents worldwide, 81 of which are U.S. issued patents. OpenTV has Corporate Offices in San Francisco, California and Tulsa, Oklahoma, and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

© 2003 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

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Contacts:

Richard Hornstein

Chief Financial Officer

Tel: 415-962-5000

Email: Investorrelations@opentv.com

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